UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 1, 2011

DCP MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-32678	03-0567133
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

370 17th Street, Suite 2775, Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 633-2900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Agreement.

On August 1, 2011, DCP Midstream Partners, LP (the “Partnership”) entered into a Gas Processing Contract (the “Agreement”) with DCP Midstream, LP (“Midstream”), which requires the Partnership to construct a 200 MMcf/day cryogenic natural gas processing plant in the Eagle Ford shale in Texas (the “Eagle Plant”). Midstream is an affiliate of DCP Midstream, LLC, the owner of the Partnership’s general partner. The terms of the Agreement also provide that Midstream will pay a fixed demand charge to the Partnership for 150 MMcf/d along with a throughput fee on all volumes processed for a term of 15 years commencing with commercial operations of the Eagle Plant. In connection with the Agreement, the Partnership also entered into a purchase and sale agreement with DCP Midstream, LLC to acquire certain tangible assets and real property located in the Eagle Ford shale for approximately $25 million (together with the Agreement, the “Transaction”).

The Agreement is expected to be filed, with confidential portions redacted, as an exhibit to the Partnership’s quarterly report on Form 10-Q for the quarter ending September 30, 2011. Investors are encouraged to read the Agreement in its entirety when it becomes available because it contains important terms not discussed in this current report.

DCP Midstream, LLC currently directly or indirectly owns 100% of DCP Midstream GP, LLC, the general partner of the Partnership’s general partner (the “General Partner”). Accordingly, the conflicts committee of the General Partner’s Board of Directors recommended approval of the Transaction. The conflicts committee, a committee of independent members of the General Partner’s Board of Directors, retained independent legal and financial advisors to assist it in evaluating and negotiating the Transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCP MIDSTREAM PARTNERS, LP

By:	DCP MIDSTREAM GP, LP its General Partner

By:	DCP MIDSTREAM GP, LLC its General Partner

By:	/s/ Michael S. Richards
Name:	Michael S. Richards
Title:	Vice President, General Counsel and Secretary

August 5, 2011